Exhibit 99.1

Envision Solar Appoints Katherine H. McDermott Chief Financial Officer

SAN DIEGO, July 23, 2019 (GLOBE NEWSWIRE) -- Envision Solar International, Inc., (Nasdaq: EVSI) (“Envision,” or the “Company”), the leading producer of unique and sustainable infrastructure products for electric vehicle charging, energy security and outdoor media, announced today that Katherine H. McDermott has joined the executive team as chief financial officer. Following the Company’s successful public offering and listing on Nasdaq Capital Markets in April 2019, Ms. McDermott’s appointment further strengthens a world class executive team focused on the Company’s growth and increasing shareholder value.

Ms. McDermott is a seasoned financial executive with both Fortune 500 and small and medium-sized company experience. She has consistently contributed to growth in profitability while managing public offerings, acquisitions, and other strategic initiatives. Prior to her appointment at Envision Solar, she was the chief financial officer for Steico Industries, a subsidiary of global aerospace company Senior plc (LON: SNR). Prior to that, she served for 10 years as chief financial officer for LRAD Corporation (Nasdaq: LRAD), a directed sound technology company. She also served in leadership positions in the financial departments of National Pen, Lantronix, Inc. (Nasdaq: LTX), Bausch & Lomb and with a component division of General Motors. Ms. McDermott holds a bachelor’s degree in Business Administration from St. Bonaventure University and an MBA from the William E. Simon School of Business Administration at the University of Rochester.

“Envision Solar is an exciting company at a crucial inflection point in its evolution,” said Ms. McDermott. “I’ve been involved in several companies with opportunities for substantial organic growth, but I have rarely seen one with as much potential as I believe Envision has. I am looking forward to putting my experience and determination to work to help grow this company to its full capabilities.”

“I am thrilled to have Kathy join our team,” said Desmond Wheatley, president and chief executive officer of Envision. “She has a wealth of public company experience, comes very highly recommended and in the time that I have come to know her I have found her to be intelligent, thoughtful and extremely focused on our successful growth. She will be a fantastic addition to our highly diverse team.”

About Envision Solar International, Inc.

Envision Solar, www.envisionsolar.com, is a sustainable technology innovation company whose unique and patented products include the EV ARC™ and the Solar Tree® with EnvisionTrak™ patented solar tracking, SunCharge™ solar Electric Vehicle Charging, ARC™ technology energy storage, and EnvisionMedia solar advertising displays.

Based in San Diego, the company produces Made in America products. Envision Solar is listed on the NasdaqCM under the symbols EVSI and EVSIW. For more information visit www.envisionsolar.com or call (858) 799-4583. Follow us on social media to keep up with the latest news: Facebook, Twitter, Instagram, LinkedIn and YouTube.

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Forward-Looking Statements

This Envision Solar International, Inc. press release may contain forward-looking statements, including those related to the closing of the offering. All statements in this press release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results.

Media Contact:

Lucia Asbury

Envision Solar International, Inc.

(858) 799-4583

gosolar@envisionsolar.com

Investor Relations:

Tristan Traywick

Senior Account Director

CORE IR

516 222 2560

tt@coreir.com

www.coreir.com